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Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
at
$18.28 Net Per Share
and
All Outstanding Shares of
Series D Non-Cumulative Delivery Preferred Stock
at
$0.10 Net Per Share
of
DAKOTA GROWERS PASTA COMPANY, INC.
Pursuant to the Offer to Purchase dated March 23, 2010
by
BLUEBIRD ACQUISITION CORPORATION
a wholly owned subsidiary
of
AGRICORE UNITED HOLDINGS INC.
a wholly owned subsidiary
of
VITERRA INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 3, 2010, UNLESS THE OFFER IS EXTENDED.

March 23, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Bluebird Acquisition Corporation, a North Dakota corporation ("Purchaser") and a wholly owned subsidiary of Agricore United Holdings Inc., a Delaware corporation ("Agricore") and a wholly owned subsidiary of Viterra Inc., a corporation incorporated under the laws of Canada, to act as Information Agent in connection with the Purchaser's offer to purchase (i) all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights under the Second Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of April 26, 2002, between Dakota Growers Pasta Company, Inc., a North Dakota corporation (the "Company"), and Wells Fargo Bank Minnesota, National Association, as Rights Agent, the "Common Shares") of the Company and (ii) all outstanding shares of Series D Non-Cumulative Delivery Preferred Stock, par value $0.01 per share (the "Series D Shares") of the Company. The Purchaser is offering to purchase the Common Shares at a price of $18.28 per share and the Series D Shares at a price of $0.10 per share, in each case net to the seller in cash, without interest and less any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 23, 2010 (the "Offer to Purchase") and the related Letter of Transmittal for Common Shares or Series D Shares, as applicable (collectively, the "Letters of Transmittal"), enclosed herewith (such offer, together with any amendments or supplements thereto, the "Offer"). The Common Shares and the Series D Shares are collectively referred to herein as "Company Shares".

        The Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 10, 2010 (the "Merger Agreement"), by and among Agricore, the Purchaser and the Company.

        The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the merger of the Purchaser with and into the Company with the Company surviving as the wholly owned subsidiary of Agricore (the "Merger"), are advisable, fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, (iii) recommended that the holders of Company Shares accept the Offer and tender their Company Shares to the Purchaser pursuant to the Offer and, if required by applicable law, that the holders of Common Shares adopt the Merger Agreement, and (iv) approved the preparation, execution and delivery of an amendment to the Rights Agreement, which exempted Agricore and the Purchaser (in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Tender and Support Agreements and the Merger Agreement, the Tender and Support Agreements (as defined in the Offer to Purchase), and all transactions contemplated thereby from the terms of the Rights Agreement.

        For your information and for forwarding to your clients for whom you hold Company Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Purchase;

          2.     The Letters of Transmittal for your use in accepting the Offer and tendering Company Shares and for the information of your clients, together with "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" providing information relating to backup withholding of U.S. federal income tax;

          3.     A Notice of Guaranteed Delivery to be used to accept the Offer if the Company Shares and all other required documents cannot be delivered to Wells Fargo, N.A. (the "Depositary") by the expiration of the Offer or if the procedure for book-entry transfer through The Depositary Trust Company cannot be completed prior to the expiration of the Offer;

          4.     The Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          5.     A form of letter which may be sent to your clients for whose accounts you hold Company Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          6.     A return envelope addressed to the Depositary for your use only.

        The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined in the Offer to Purchase) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to other important conditions set forth in Section 15 of the Offer to Purchase.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, May 3, 2010, (i.e., the end of the day on May 3, 2010), unless the Offer is extended. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Company Shares may be withdrawn at any time until the Offer has expired and, if the Purchaser has not accepted such Company Shares for payment by May 22, 2010, such Company Shares may be withdrawn at any time after that date until the Purchaser accepts Company Shares for payment.

        In order for Company Shares to be validly tendered pursuant to the Offer, either (i) the appropriate Letters of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer through The Depository Trust Company, an agent's message in lieu of the Letters of Transmittal) and any other documents required by the Letters of Transmittal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and either (A) the share certificates evidencing such tendered Company Shares must be timely received by the Depositary at such address (unless such Company Shares are currently held in uncertificated form through the Depositary, in which case the deliveries set forth in this clause (A) will not be required) or (B) such Company Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a book-entry confirmation must be received by the Depositary, in each case prior to the expiration time of the Offer (except with respect to any subsequent offering period, if provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase.

        The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Company Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Company Shares pursuant to the Offer, subject to Instruction 6 of the Letters of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number listed below. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

/s/ Kingsdale Shareholder Services Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2
Banks and Brokers Call: (416) 867-2276

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  Exhibit (a)(1)(E)